EXHIBIT 4.5.7 – AGREEMENT TO CONVERT CONVERTIBLE SUBORDINATED NOTE TO SHARES OF THE COMPANY’S COMMON STOCK COVENANT INVESTMENT, L.P.

COVENANT INVESTMENTS, L.P.

100 Crescent Court, Suite 880

Dallas, Texas 75201

214-999-6082 / 214-999-6095 fax

December 23, 2003

Mr. Jason K. Wadzinski

President/CEO

Advant-e Corporation

2680 Indian Ripple Road

Dayton, OH 45440

Mr. Wadzinski,

This letter is to inform you of our request to convert $50,000 of the Convertible Subordinated Note dated July 9, 2002 that we hold into common stock of Advant-e Corporation.

Based on the conversion price of $1.10 per share, we ate expecting to be issued. 45,455 shares of Advant-e Common Stock as per the Note Purchase Agreement dated July 9, 2002.

As of January 5, 2004 when the note is due, there will be $1,361 of accrued interest that we would like paid in cash.

We will forward to you the original Convertible Subordinated Note as per the terms of the Note Purchase Agreement.

Sincerely,

Robert H. Alpert
Covenant Investments, L.P.

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